Exhibit 1.21

CERTIFICATE OF INCORPORATION

OF

CORPORATE EXPRESS OF TEXAS, INC.

ARTICLE I

NAME

The name of the Corporation incorporated pursuant to Delaware General Corporation Law is Corporate Express of Texas, Inc.

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust, 1209 Orange Street, City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE OF THE CORPORATION

The nature of the business of the Corporation and the purposes to be conducted or promoted is to engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL; SHAREHOLDERS

The aggregate number of shares that the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock and the par value of each such share is One Mil ($0.001).

Each shareholder of record shall have one vote for each Share of stock standing in the shareholder’s name on the books of the Corporation and entitled to vote.

ARTICLE V

BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation.  Election of directors need not be by written ballot.

The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE VI

LIMITATION ON LIABILITY

A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is hereafter amended to authorise the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.  Any appeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION

The corporation shall indemnify all persons to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification as may be set forth in Bylaws of the Corporation or any shareholders’s or Directors’ resolution or by contract.  The provisions of this Article shall also be applicable to the personal representative and estate of the persons who may be indemnified pursuant to the laws of the State of Delaware.

Executed this 20th day of February, 1995.

CORPORATE EXPRESS OF TEXAS, INC.

By:	/s/ Linda M. Vumbaco
Linda M. Vumbaco, Incorporator
Suite 4700
370 Seventeenth Street
Denver, Colorado 80202